Exhibit 10.1

CHARLES & COLVARD, LTD.

BOARD OF DIRECTORS COMPENSATION PROGRAM

With Effect as of January 1, 2016

Designated non-management members of the Board of Directors (the “Board”) of Charles & Colvard, Ltd. (the “Company”) shall be compensated as follows:

Annual Retainer:	$30,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Additional Annual Retainers:	Executive Chairperson of the Board - $50,000 paid in four quarterly installments in arrears, pro-rated as applicable. The Executive Chairperson of the Board shall not be entitled to any additional compensation for service as a member or Chairperson of any Board Committee.

Chairperson of the Audit Committee - $15,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Chairperson of Compensation Committee and Nominating and Governance Committee - $7,500 paid in four quarterly installments in arrears, pro-rated as applicable.

Board Committee Members (excluding Committee Chairperson) - $5,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Members of the Board may only receive retainers for serving as a member of two board committees.

Equity Compensation:

Stock option grant upon appointment as a member of the Board by the Board to fill a vacancy in the Board, with a grant date value to be determined by the Board as appropriate considering the time remaining before re-election at the next annual shareholders meeting.

Stock option grant upon annual re-election as a director at the annual shareholders’ meeting with a grant date value of $50,000 for Directors and $55,000 for the Executive Chairperson (calculated using the Black-Scholes-Merton option pricing model).

Vesting of the stock option awards described above shall be contingent upon service on the Board of Directors until the next annual shareholders’ meeting following the grant.

The Executive Chairperson shall receive a stock option award upon appointment as the Executive Chairperson, with a grant date value to be determined by the Board as appropriate considering the time remaining in the fiscal year.

The Executive Chairperson shall receive an additional stock option award annually on January 1 of each year with a grant date value of $50,000 (calculated using the Black-Scholes-Merton option pricing model).

Vesting of the stock option awards granted to the Executive Chairperson (other than the award granted upon annual re-election as a director at the annual shareholders’ meeting) shall be contingent upon service on the Board of Directors until January 1st of the following year.

Attendance Participation Fee:	None.

Adopted September 9, 2015 and effective as of January 1, 2016.